Exhibit 99.1
RPM Announces Executive Transition
Friday October 10, 2:30 pm ET
–	Frank C. Sullivan elected Chairman and Chief Executive Officer

–	Ronald A. Rice elected President and Chief Operating Officer

–	Thomas C. Sullivan retires as Chairman, to continue on Board of Directors
MEDINA, Ohio, Oct. 10 /PRNewswire-FirstCall/ – RPM International Inc. (NYSE: RPM – News) today announced that its board of directors has elected Frank C. Sullivan, president and chief executive officer, to chairman and chief executive officer, succeeding chairman Thomas C. Sullivan, who retired after 37 years in that post, but will remain on the company’s board of directors as chairman emeritus. Ronald A. Rice, executive vice president and chief operating officer, was elected president and chief operating officer, succeeding Frank Sullivan as president. The transition is effective at the conclusion of the company’s annual meeting of shareholders today.
Frank Sullivan has served as RPM’s president and chief executive officer since 2002. He joined RPM in 1987 as regional sales manager for an RPM joint venture after serving in various commercial lending and corporate finance positions at Harris Bank and First Union Bank, both in Chicago. At the time he joined RPM, the company’s sales were approximately $300 million. Sullivan became director of corporate development in 1989 and was elected vice president in 1991. He became chief financial officer in 1993 and was elected executive vice president in 1995, president in 1999 and chief operating officer in 2001. Sullivan serves on the boards of The Timken Company, The Cleveland Foundation, the National Paint and Coatings Association, the Rock and Roll Hall of Fame and Museum, Greater Cleveland Partnership, the Ohio Business Roundtable and the Army War College Foundation. He is a 1983 graduate of the University of North Carolina, which he attended as a Morehead Scholar.
Rice has been RPM’s executive vice president and chief operating officer since 2006 and also serves as the company’s assistant secretary. He joined RPM as director of benefits in 1995 following 10 years in various consulting positions with The Wyatt Company. He was elected vice president in 1999 and senior vice president in 2002. A member of The Cleveland Clinic Foundation Children’s Hospital Leadership Board and the Partnership Committee of the Cuyahoga County Invest in Children initiative, he is a 1985 graduate of Miami (Ohio) University. “Through this promotion, the board has recognized the prominent leadership role Ron has played in driving RPM’s success and rapid growth over the past several years,” stated Frank Sullivan.
Thomas Sullivan joined RPM in 1961 as a divisional sales manager following graduation from Miami (Ohio) University. He was elected vice president in 1967 and executive vice president in 1969. Elected chairman in 1971, he also served as president from 1970 to 1978 and as chief executive officer from 1971 to 2002. He is a director of Kaydon Corporation.
“During his tenure as chairman, Tom cemented our entrepreneurial operating philosophy, the centerpiece of RPM’s strategy, and established a culture of growth that continues to drive our planning and performance. Under his leadership, RPM’s sales grew from $11 million to $3.6 billion. A $5,000 investment in RPM stock at the time he became chairman would be worth nearly $1 million today (with dividends reinvested) and would yield nearly $30,000 in annual cash dividends. RPM shareholders, management and employees are truly indebted to Tom Sullivan for his nearly four decades of vision and leadership,” stated Frank Sullivan.
Contact:
Kelly Tompkins
RPM International Inc.
330-273-5090